Exhibit 99.2

CONTACTS:
INVESTORS: Allan Kells, (816) 201-2445
akells@cerner.com

MEDIA: Justin Scott, (816) 201-6438
jscott@cerner.com

CERNER’S INTERNET HOME PAGE:
http://www.cerner.com

CERNER DELIVERS RECORD EARNINGS AND CASH FLOW
New Business Bookings near all-time high

KANSAS CITY, Mo. – Feb. 3, 2005 — Cerner Corporation (NASDAQ:CERN) today announced results for the 2004 fourth quarter ended Jan. 1, 2005, delivering record earnings and cash flow. Diluted earnings per share were $0.56 in the fourth quarter. Analysts’ consensus estimates for fourth quarter earnings per share were $0.54. For the year, diluted earnings per share were $1.72, including a gain on the sale of Zynx Health, Incorporated, in the first quarter that increased earnings per share by $0.05 and an accrued vacation pay adjustment in the third quarter that decreased earnings per share by $0.06. Earnings per share were a record for the quarter and year.

Fourth quarter revenues increased 9 percent to $248.2 million compared to $227.4 million in the year-ago quarter. Full-year 2004 revenues increased 10 percent to $926.4 million compared to $839.6 million in 2003.

Net earnings in the 2004 fourth quarter were $21.4 million, up 32 percent over the fourth quarter of 2003. Net earnings for 2004 were $64.6 million up 51 percent compared to 2003. Net earnings prior to the gain on the sale of Zynx Health and the accrued vacation pay adjustment were $64.9 million in 2004. Net earnings were a record for the quarter and year.

New business bookings revenue in the fourth quarter was $244.8 million, which is up 13 percent over the third quarter of 2004 and is the second highest level of new business bookings in the Company’s history. The highest level was $255 million in the fourth quarter of 2003, which included an unusually large transaction that was in excess of $50 million.

The Company generated record operating cash flow of $55.7 million in the fourth quarter driven by strong cash collections and reflective of continued operational improvements. Full-year 2004 operating cash flow was also a record at $168.3 million.

Other Fourth Quarter and Full-Year 2004 Highlights:

•	Record cash collections of $256.2 million in the fourth quarter and $937.6 million for the year.

•	Days Sales Outstanding (DSOs) of 104 days in the fourth quarter. DSOs for the full-year 2004 were 105 days compared to 110 days in 2003.

•	Operating margin of 14.8 percent for the fourth quarter and 12.0 percent for the full-year. The full-year 2004 operating margin without the impact of the vacation accrual adjustment in the third quarter of 2004 was 12.4 percent and reflects an increase of 310 basis points compared to the 9.3 percent operating margin in 2003.

•	Total revenue backlog of $1.54 billion, up 23 percent over the year-ago quarter. This is comprised of $1.19 billion of contract backlog and $347.7 million of support and maintenance backlog.

•	A record of 354 Cerner Millennium® solutions were implemented during the quarter. Cerner has now turned on over 3,700 Cerner Millennium solutions at nearly 750 client facilities worldwide.

•	The number of Cerner client locations using Computerized Physician Order Entry increased from approximately 200 at the end of 2003 to nearly 380 at the end of 2004.

“Our fourth quarter and full-year 2004 results reflect the strongest overall performance in our history,” said Neal Patterson, Cerner’s co-founder, Chairman and Chief Executive Officer. “We generated strong margin expansion and cash flow and demonstrated our superior ability to deliver value to our clients by implementing a record number of Cerner Millennium solutions.”

“We continue to believe that Cerner remains well positioned in the very active healthcare information technology sector,” added Patterson. “We believe Cerner’s single architecture approach and depth and breadth of solutions and services uniquely position us to play a major role in providing a network for healthcare information that connects families, physicians, hospitals, clinics, laboratories and pharmacies across major metropolitan and rural areas. This vision and our abilities align with the Government’s consideration of a national health information network that is needed to reduce costs and improve safety in our healthcare system.”

Future Period Guidance
Cerner expects earnings per share in the first quarter of 2005 to be between $0.41 and $0.42, which is approximately 25 percent over the first quarter of 2004. The Company expects revenue in the first quarter to be approximately $250 million to $255 million.

For 2005, the Company expects earnings per share between $2.07 and $2.12, which is up from the prior range of $2.05 to $2.10. Cerner expects revenue for 2005 to be between $1.08 billion and $1.1 billion, which is up from the prior range of $1.01 billion to $1.03 billion.

Cerner Board Member Announcement
Cerner also announced that former U.S. Senator John C. Danforth has re-joined its Board of Directors, effective today. Senator Danforth brings invaluable experience from his 18 years as a U.S. Senator where he was a long-time member of the Senate Finance Committee. Danforth recently stepped down as U.S. Ambassador to the United Nations, affording him the opportunity to re-join the Cerner Board.

Earnings Conference Call
Cerner will host an earnings conference call to provide additional detail at 3:30 p.m. CT on February 3, 2005. The dial-in number for the call is (617) 786-2903 and the replay number is (617) 801-6888 (Pass code: 90190036). The call will also be Web cast and available both live and archived on Cerner’s Web site at www.cerner.com in the Investors’ section under Presentation and Webcasts. Please access the site fifteen minutes early to register and to download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be made available shortly after the call and will run for two weeks. A copy of the script used during the call will also be available at www.cerner.com in the Investors’ section under Presentation and Webcasts.

Cerner Corp. is taking the paper chart out of healthcare, eliminating error, variance and waste in the care process. With more than 1,500 clients worldwide, Cerner is the leading supplier of healthcare information technology. The following are trademarks of Cerner: Cerner, Cerner Millennium, and Cerner’s logo. (Nasdaq:CERN), www.cerner.com.

This release contains forward-looking statements that involve a number of risks and uncertainties. It is important to note that the Company’s performance, and actual results, financial condition or business could differ materially from those expressed in such forward-looking statements. The words “believe”, “expects”, “guidance”, or variations thereof or similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: quarterly operating results may vary, stock price may be volatile, market risk of investments, potential impairment of goodwill, changes in the healthcare industry, significant competition, the Company’s proprietary technology may be subjected to infringement claims or may be infringed upon, regulation of the Company’s software by the U.S. Food and Drug Administration or other government regulation, the possibility of product-related liabilities, possible system errors or failures or defects in the performance of the Company’s software, risks associated with the Company’s global operation and the recruitment and retention of key personnel. Additional discussion of these and other factors affecting the Company’s business is contained in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.

# # #

Exhibit 99.2 (cont.)

CERNER CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS

		Note (1) (2)
	Three Months		Three Months
	Ended	YTD	Ended	YTD
(In thousands, except per share data)	January 1, 2005	January 1, 2005	January 3, 2004	January 3, 2004

Revenue
System sales	$99,614	351,861	90,820	332,349
Support, maintenance and services	141,273	542,414	128,849	476,795
Reimbursed travel	7,285	32,081	7,740	30,443

Total revenue	248,172	926,356	227,409	839,587

Margin
System sales	65,113	236,058	65,372	221,093
Support, maintenance and services	128,961	493,950	114,530	424,204

Total margin	194,074	730,008	179,902	645,297

Operating expenses
Sales and client service	97,635	383,628	93,197	352,728
Software development	43,429	171,589	41,066	156,236
General and administrative	16,321	63,327	16,862	58,236

Total operating expenses	157,385	618,544	151,125	567,200

Operating earnings	36,689	111,464	28,777	78,097

Interest income	1,663	3,022	325	1,219
Interest expense	(2,323)	(9,174)	(2,190)	(8,236)
Other income, (expense)	(284)	2,608	(25)	142

Non-operating expense, net	(944)	(3,544)	(1,890)	(6,875)

Earnings before income taxes	35,745	107,920	26,887	71,222
Income taxes	(14,319)	(43,272)	(10,679)	(28,431)

Net earnings	$21,426	64,648	16,208	42,791

Basic earnings per share	$0.59	1.79	0.46	1.21

Basic weighted average shares outstanding	36,495	36,087	35,494	35,355

Diluted earnings per share	$0.56	1.72	0.44	1.18

Diluted weighted average shares outstanding	38,055	37,571	36,935	36,356

Note 1:	Includes a charge for vacation accrual of $3.3 million included in general and adminstrative. The impact of this charge is a $2.1 million decrease, net of $1.2 million tax benefit, in net earnings and a decrease to diluted earnings per share of $.06 for 2004.

Note 2:	Includes a gain on the sale of Zynx Health Incorporated included in other income, (expense). The impact of this gain is a $1.8 million increase, net of $1.2 million tax expense, in net earnings and an increase to diluted earnings per share of $.05 for 2004.

Exhibit 99.2 (cont.)

CERNER CORPORATION
NON-GAAP
CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months		Three Months
	Ended	YTD	Ended	YTD
(In thousands, except per share data)	January 1, 2005	January 1, 2005	January 3, 2004	January 3, 2004

Revenue
System sales	$99,614	351,861	90,820	332,349
Support, maintenance and services	141,273	542,414	128,849	476,795
Reimbursed travel	7,285	32,081	7,740	30,443

Total revenue	248,172	926,356	227,409	839,587
Margin
System sales	65,113	236,058	65,372	221,093
Support, maintenance and services	128,961	493,950	114,530	424,204

Total margin	194,074	730,008	179,902	645,297

Operating expenses
Sales and client service	97,635	383,628	93,197	352,728
Software development	43,429	171,589	41,066	156,236
General and administrative	16,321	59,981	16,862	58,236

Total operating expenses	157,385	615,198	151,125	567,200

Operating earnings	36,689	114,810	28,777	78,097

Interest income	1,663	3,022	325	1,219
Interest expense	(2,323)	(9,174)	(2,190)	(8,236)
Other income, (expense)	(284)	(415)	(25)	142

Non-operating expense, net	(944)	(6,567)	(1,890)	(6,875)

Earnings before income taxes	35,745	108,243	26,887	71,222
Income taxes	(14,319)	(43,345)	(10,679)	(28,431)

Net earnings	$21,426	64,898	16,208	42,791

Basic earnings per share	$0.59	1.80	0.46	1.21

Basic weighted average shares outstanding	36,495	36,087	35,494	35,355

Diluted earnings per share	$0.56	1.73	0.44	1.18

Diluted weighted average shares outstanding	38,055	37,571	36,935	36,356

RECONCILIATION OF NON-GAAP
TO GAAP CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months		Three Months
	Ended	YTD	Ended	YTD
(In thousands, except per share data)	January 1, 2005	January 1, 2005	January 3, 2004	January 3, 2004

Non-GAAP net income	$21,426	64,898	16,208	42,791
Vacation accrual	—	(3,346)	—	—
Income tax effect	—	1,270	—	—
Gain on sale of Zynx	—	3,023	—	—
Income tax effect	—	(1,197)	—	—

GAAP net income	$21,426	64,648	16,208	42,791

Basic earnings per share	$0.59	1.79	0.46	1.21

Basic weighted average shares outstanding	36,495	36,087	35,494	35,355

Diluted earnings per share	$0.56	1.72	0.44	1.18

Diluted weighted average shares outstanding	38,055	37,571	36,935	36,356

Exhibit 99.2 (cont.)

CERNER CORPORATION
CONSOLIDATED BALANCE SHEETS

(In thousands)	January 1,	January 3,
	2005	2004
Assets

Cash and cash equivalents	$189,784	121,839
Receivables, net	282,199	256,574
Inventory	7,373	12,434
Prepaid expenses and other	30,117	33,057

Total current assets	509,473	423,904

Property and equipment, net	230,440	204,953
Software development costs, net	157,765	141,090
Goodwill, net	54,600	51,573
Intangible assets, net	22,690	24,036
Other assets	7,288	8,017
Investments	9	692

Total assets	$982,265	854,265

Liabilities

Accounts payable	$37,008	20,753
Current installments of long-term debt	21,908	21,162
Deferred revenue	77,445	64,879
Deferred income taxes	1,301	15,586
Accrued payroll and tax withholdings	55,819	45,004
Other accrued expenses	5,763	10,095

Total current liabilities	199,244	177,479

Long-term debt	108,804	124,570
Deferred income taxes	69,863	54,425
Deferred revenue	5,703	1,945

Total liabilities	383,614	358,419

Minority owners’ equity interest in subsidiary	1,166	1,166

Stockholders’ Equity

Common stock	381	371
Additional paid-in capital	271,116	236,969
Retained earnings	344,011	279,363
Treasury stock, at cost (1,502,999 shares in 2004 and 2003)	(26,793)	(26,793)
Foreign currency translation adjustment	8,770	4,770

Total stockholders’ equity	597,485	494,680

Total liabilities and equity	$982,265	854,265